Exhibit 99.3

R.R. DONNELLEY & SONS COMPANY

[●], 2015

Dear Courier Corporation Shareholder:

This package is being mailed to you as a shareholder of record of Courier Corporation (“Courier”) in connection with the acquisition of Courier by R.R. Donnelley & Sons Company (“R.R. Donnelley”) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 5, 2015 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among R.R. Donnelley, Raven Solutions, Inc. (“Merger Sub”), Raven Ventures LLC (“Merger LLC”), and Courier. Pursuant to the Merger Agreement, Merger Sub will merge with and into Courier, with Courier being the surviving company (the “Merger”), immediately followed by a merger of Courier with and into Merger LLC, with Merger LLC being the surviving company, surviving as a wholly-owned subsidiary of R.R. Donnelley.

Pursuant to the Merger Agreement, at the effective time of the Merger, each Courier common share not owned by R.R. Donnelley or its subsidiaries immediately prior to the effective time of the Merger will be converted into the right to receive, at the election of the holder but subject to proration, adjustment and certain limitations as set forth in the Merger Agreement, one of the following:

•	1.3756 shares of R.R. Donnelley common stock (a “Stock Election”); or

•	$23.00 in cash without interest (a “Cash Election”).

Courier is holding a special meeting of shareholders on [●], 2015. Pending receipt of Courier shareholder approval and satisfaction of certain other closing conditions specified in the Merger Agreement, we currently expect that the Merger will be consummated in the second quarter of 2015.

Enclosed is an Election Form and Letter of Transmittal and related documents that pertain to the Merger. In addition, enclosed is an Election and Transmittal Information Booklet for your reference. In order to make an election, please complete, sign and return the Election Form and Letter of Transmittal, with either (i) all share certificate(s) (if applicable) representing your Courier common stock or confirmation of book entry transfer, as applicable, or (ii) a properly completed Notice of Guaranteed Delivery, together with any other documentation reasonably required by R.R. Donnelley’s exchange agent, Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”), to the Exchange Agent at one of the addresses set forth below so that it is RECEIVED no later than the Election Deadline (as defined below). Do not send your election materials to Courier, R.R. Donnelley, Merger Sub, Merger LLC or the Information Agent.

If delivering by first class mail: Computershare Trust Company, N.A. c/o Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If delivering by certified or overnight mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

The deadline for submitting election forms (the “Election Deadline”) will be the date that is three business days prior to the effective time of the Merger. Currently, R.R. Donnelley expects the Election Deadline will be [●], 2015. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline. You will have at least fifteen business days from the first date on which this Election Form and Letter of Transmittal is mailed to make your election. In the event that the expected Election Deadline changes, R.R. Donnelley will announce the revised date in a press release, on its website and in a filing with the Securities and Exchange Commission (the “SEC”). You may also obtain up-to-date information regarding the Election Deadline by calling Georgeson Inc., R.R. Donnelley’s information agent (the “Information Agent”), at (866) 203-9357. You bear the risk of ensuring proper and timely delivery. Therefore, we encourage you to submit your election materials promptly. If you do not make a valid election for any reason you will be deemed to have made a non-election and will have no control over the type of merger consideration that you receive. Instead, your merger consideration will depend on the extent to which the Stock Election is oversubscribed or undersubscribed due to the fact that a total of 5,815,644 Courier common shares must be exchanged for 8,000,000 R.R. Donnelley common shares in the merger.

For a full discussion of the transactions and the effect of your election, see the Merger Agreement and the proxy statement/prospectus, dated [●], 2015, that is being sent to you under separate cover (as it may be amended from time to time, the “Proxy Statement/Prospectus”). BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING INSTRUCTIONS TO THIS ELECTION FORM AND LETTER OF TRANSMITTAL.

You are able to obtain free copies of the Proxy Statement/Prospectus and other documents filed with the SEC by R.R. Donnelley and Courier through the website maintained by the SEC at www.sec.gov. If you wish to request documents, you should do so at least five business days before the Election Deadline. THE PROXY STATEMENT/PROSPECTUS IS DATED [●], 2015, AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE. However, the Proxy Statement/Prospectus incorporates by reference subsequent filings with the SEC by R.R. Donnelley and Courier. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

If you hold Courier common stock through a broker, dealer, commercial bank, trust company or other fiduciary, you should also instruct such broker, dealer, commercial bank, trust company or other fiduciary what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company or other fiduciary (you may be subject to an earlier deadline for making your election with respect to such Courier common stock). Please contact your broker, dealer, commercial bank, trust company or other fiduciary with any questions and to receive the appropriate instruction forms.

If you have any questions regarding the election materials, please contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Shareholders Call Toll-Free: (866) 203-9357

Via Email at: CourierCorp@georgeson.com

Thomas J. Quinlan, III
President and Chief Executive Officer
R.R. Donnelley & Sons Company

This Election Form and Letter of Transmittal is dated [●], 2015 and is first being mailed to shareholders of Courier on or about [●], 2015.

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

ELECTION FORM AND LETTER OF TRANSMITTAL

To accompany certificates of common shares of Courier Corporation

This Election Form and Letter of Transmittal may be used to make an election only with respect to Courier Corporation common shares you hold, whether you hold shares in book entry form or certificated form. You may receive additional Election Forms and/or Letters of Transmittal with respect to Courier Corporation common shares held by you in another manner or in another name. The deadline for submitting election forms (the “Election Deadline”) will be the date that is three business days prior to the effective time of the merger. Currently, R.R. Donnelley expects the Election Deadline will be [●], 2015. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline. In the event that the expected Election Deadline changes, R.R. Donnelley will announce the revised date in a press release, on its website and in a filing with the Securities and Exchange Commission. You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (866) 203-9357.

Your Courier Corporation Share Certificates:

Locate the listed certificates.

Complete the box(es) on the reverse side to make an election to receive, for each share of Courier Corporation common stock held by you, (i) 1.3756 shares of R.R. Donnelley common stock (a “Stock Election”) or (ii) $23.00 in cash without interest (a “Cash Election”), each of which is subject to proration, adjustment and certain limitations as set forth in the Merger Agreement (as defined in the Instructions). If no box is checked or you elect to make “No Election,” you will be deemed to have made a “non-election” for your Courier Corporation common shares, upon the terms of and subject to the conditions of the Merger Agreement.

ELECTION CHOICES

I hereby elect to receive the following as consideration for my Courier Corporation common shares held in this account:

STOCK ELECTION (1.3756 shares of R.R. Donnelley & Sons Company common stock)

☐	Mark this box to elect to make a stock election with respect to ALL of your Courier Corporation shares.
☐	Mark this box to elect to make a stock election with respect to the following number of your Courier Corporation shares.
Please fill in the number of shares for which you would like to make a stock election.

CASH ELECTION ($23.00 in cash without interest)

☐	Mark this box to elect to make a cash election with respect to ALL of your Courier Corporation shares
☐	Mark this box to elect to make a cash election with respect to the following number of your Courier Corporation shares.
Please fill in the number of shares for which you would like to make a cash election.

NO ELECTION

☐	Mark this box to make no election with respect to ALL of your Courier Corporation shares.
☐	Mark this box to elect to make no election with respect to the following number of your Courier Corporation shares.
Please fill in the number of shares for which you would like to make no election.

You will be deemed to have made a non-election and will have no control over the type of merger consideration received if:

A.	You fail to follow the instructions on the “Election Form and Letter of Transmittal” or otherwise fail to properly make an election;

B.	A properly completed “Election Form and Letter of Transmittal,” together with your share certificate(s), confirmation of book entry transfer or a properly completed Notice of Guaranteed Delivery, is not actually received by the Exchange Agent at or before the Election Deadline;

C.	You properly and timely revoke a prior election without making a new election; or

D.	You check the “No Election” box above.

These elections will be subject to proration based on (i) a proration adjustment if stock consideration is oversubscribed or (ii) a proration adjustment if stock consideration is undersubscribed.

No guarantee can be made that you will receive the amount of cash consideration or stock consideration that you elect. No guarantee can be made as to the value of the consideration received relative to the value of the Courier Corporation common shares being exchanged. You are encouraged to obtain current market quotations for R.R. Donnelley & Sons Company common stock when making your election.

To be effective, this Election Form and Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed in the Election and Transmittal Information Booklet, together with your share certificate(s), confirmation of book entry transfer or a properly completed Notice of Guaranteed Delivery, by the Election Deadline. Do not send your election materials to Courier Corporation, R.R. Donnelley & Sons Company or the Information Agent.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 5, 6 and 7.

By signing below, I represent and warrant as follows:

(1) I have full power and authority to surrender the Courier Corporation shares represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my Courier Corporation shares.

(2) I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Election Form and Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing Courier Corporation shares and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the Courier Corporation shares will be determined by the Exchange Agent.

(3) I understand that, pending the completion of the merger, I may not and shall not sell or otherwise transfer the Courier Corporation shares subject to this Election Form unless the Merger Agreement is terminated or I properly revoke this election prior to the Election Deadline.

(4) I acknowledge that, until I properly surrender the certificate(s) representing the Courier Corporation shares to which this Election Form and Letter of Transmittal relates or properly transfer such Courier Corporation shares in book-entry form, I will not receive any consideration issuable or payable in connection with the merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Election and Transmittal Information Booklet.

Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov). See Instruction 8.

Signature of owner	Signature of co-owner, if any
Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 6.

Unless the shares were tendered by the registered holder(s) of the common stock, or for the account of a member of a Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature

Name of Firm

Address of Firm – Please Print

INSTRUCTIONS

(Please read carefully all of the instructions below)

1. Delivery; Election Deadline: For any election contained herein to be considered, this Election Form and Letter of Transmittal, properly completed in accordance with these instructions and signed, together with either your share certificate(s) or evidence of shares in book entry form, as applicable, or a properly completed Notice of Guaranteed Delivery, and any other documentation reasonably required by R.R. Donnelley & Sons Company’s exchange agent, Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”), must be sent to the Exchange Agent at one of the following addresses so that it is actually received by the Exchange Agent at or prior to the deadline for submitting election forms (the “Election Deadline”).

If delivering by first class mail: Computershare Trust Company, N.A. c/o Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If delivering by certified or overnight mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

Do not send such materials to R.R. Donnelley & Sons Company (“R.R. Donnelley”), Raven Solutions, Inc. (“Merger Sub”), Raven Ventures LLC (“Merger LLC”), Courier Corporation (“Courier”) or Georgeson Inc. (the “Information Agent”) because they will not be forwarded to the Exchange Agent and your election will be invalid. The method of delivery is at the option and risk of the surrendering shareholder. Registered mail, appropriately insured, with return receipt requested, is suggested. A return envelope is enclosed for your convenience. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) or book entry shares to the Exchange Agent.

The Election Deadline will be the date that is three business days prior to the effective time of R.R. Donnelley’s acquisition of Courier. Currently, R.R. Donnelley expects the Election Deadline will be [●], 2015. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline. You will have at least fifteen business days from the first date on which this Election Form and Letter of Transmittal is mailed to make your election. In the event that the expected Election Deadline changes, R.R. Donnelley will announce the revised date in a press release, on its website and in a filing with the Securities and Exchange Commission. You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (866) 203-9357. If you hold your Courier common stock in “street name” or in another manner, you may be subject to an earlier deadline. You bear the risk of ensuring proper and timely delivery. Therefore, we encourage you to submit your election materials promptly.

The Exchange Agent will determine whether any Election Form and Letter of Transmittal is received on a timely basis and whether an Election Form and Letter of Transmittal has been properly completed.

2. Revocation or Change of Election Form: Any Election Form and Letter of Transmittal may be revoked or changed by written notice from the shareholder submitting such form to the Exchange Agent, but to be effective such notice must be received by the Exchange Agent prior to the Election Deadline. Revocations must specify the name in which your shares are registered on the stock transfer books of Courier. The Exchange Agent will have discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made. No election may be revoked or changed after the Election Deadline unless and until the Agreement and Plan of Merger, dated as of February 5, 2015 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among R.R. Donnelley, Merger Sub, Merger LLC and Courier is terminated. See Instruction 4.

3. Surrender of Original Certificate(s); Lost, Stolen or Destroyed Certificate(s): For any election contained herein to be effective, this Election Form and Letter of Transmittal must be accompanied by the original share certificate(s) evidencing your Courier common stock and any required accompanying evidences of

1

authority. If your certificate(s) has been lost, stolen or destroyed, contact the Exchange Agent at (800) 546-5141 prior to submitting this Election Form and Letter of Transmittal. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. This Election Form and Letter of Transmittal and other required documentation cannot be processed until the procedures for replacing lost, stolen or destroyed certificates have been completed.

4. Termination of Merger Agreement: In the event of termination of the Merger Agreement, the Exchange Agent will promptly return share certificate(s) representing Courier common stock via registered mail or through a book entry transfer for shares held in street name. The Exchange Agent and Courier will use their commercially reasonable efforts to facilitate the return of such share certificate(s) in the event of termination of the Merger Agreement, but return of certificate(s) other than by registered mail will only be made at the expense, written direction and risk of the requesting Courier shareholder, accompanied by a pre-paid, pre-addressed return courier envelope sent to the Exchange Agent.

5. Signatures: If this Election Form and Letter of Transmittal is signed by the registered holder(s) of the shares surrendered, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) surrendered or on the assignment authorizing transfer, without alteration, enlargement or any change whatsoever. Do not sign the share certificate(s) because signatures are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign the Election Form and Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Election Forms and Letters of Transmittal as there are different registrations. Election Forms and Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary capacity who are not identified as such to the registration must be accompanied by proper evidence of the signatory’s authority to act.

6. Guarantee of Signatures: No signature guarantee is required on this Election Form and Letter of Transmittal if (a) this Election Form and Letter of Transmittal is signed by the registered holder(s) (including any participant in The Depository Trust Company’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with this Election Form and Letter of Transmittal or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). In all other cases, all signatures on this Election Form and Letter of Transmittal must be guaranteed by an Eligible Institution.

7. Special Payment, Delivery and Issuance Instructions: If the merger consideration is to be made payable to or registered in a name other than the name(s) that appear(s) on the surrendered certificate(s), please contact the Information Agent at (866) 203-9357.

8. IRS Form W-9: A shareholder that is a U.S. person (including a resident alien) should complete the enclosed IRS Form W-9 and provide such shareholder’s correct Taxpayer Identification Number (“TIN”). Failure to provide the information on the form may subject the surrendering shareholder to U.S. backup withholding (currently at a rate of 28%) on any reportable payment made pursuant to R.R. Donnelley’s acquisition of Courier. A shareholder that is a non-U.S. person should use the appropriate IRS Form W-8, a copy of which can be obtained at www.irs.gov. Please review the instructions included on the enclosed IRS Form W-9 for additional information.

2

ELECTION FORM AND LETTER OF TRANSMITTAL INFORMATION BOOKLET

This information booklet from R.R. Donnelley & Sons Company (“R.R. Donnelley”) is provided to shareholders of Courier Corporation (“Courier”). It answers frequently asked questions, briefly describes your options and provides information and instructions on how to make your election and submit your share certificate(s). We urge you to read all of the instructions to the enclosed Election Form and Letter of Transmittal carefully and review the Frequently Asked Questions below, as well as the Agreement and Plan of Merger, dated as of February 5, 2015, by and among R.R. Donnelley, Raven Solutions, Inc. (“Merger Sub”), Raven Ventures LLC (“Merger LLC”) and Courier (as it may be amended from time to time, the “Merger Agreement”), pursuant to which R.R. Donnelley will acquire Courier (the “Merger”), and the proxy statement/prospectus, dated [●], 2015 (as it may be amended from time to time, the “Proxy Statement/Prospectus”), which is being sent to you under separate cover. After reviewing these materials, please complete the Election Form and Letter of Transmittal and send it in the enclosed envelope to the exchange agent, Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”). If you have additional questions after reading these materials, you should contact the information agent, Georgeson Inc. (the “Information Agent”), at (866) 203-9357.

The deadline for submitting election forms (the “Election Deadline”) will be the date that is three business days prior to the effective time of the Merger. Currently, R.R. Donnelley expects the Election Deadline will be [●], 2015. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline. In the event that the expected Election Deadline changes, R.R. Donnelley will announce the revised date in a press release, on its website and in a filing with the Securities and Exchange Commission (the “SEC”). You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (866) 203-9357.

FREQUENTLY ASKED QUESTIONS

1. Why have I been sent an Election Form and Letter of Transmittal?

Pursuant to the Merger Agreement, at the effective time of the Merger, each Courier common share not owned by R.R. Donnelley or its subsidiaries immediately prior to the effective time of the Merger will be converted into the right to receive, at the election of the holder but subject to proration, adjustment and certain limitations as set forth in the Merger Agreement, one of the following:

•	1.3756 shares of R.R. Donnelley common stock (a “Stock Election”); or

•	$23.00 in cash without interest (a “Cash Election”).

The closing price of Courier common stock as of [●], 2015 was $[●] per share, and the closing price of R.R. Donnelley common stock as of [●], 2015 was $[●] per share.

The Merger will result in Courier becoming a wholly owned subsidiary of R.R. Donnelley. For a full discussion of the transactions and the effect of your election, see the Merger Agreement and the Proxy Statement/Prospectus. BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING INSTRUCTIONS TO THIS ELECTION FORM AND LETTER OF TRANSMITTAL.

You are able to obtain free copies of the Proxy Statement/Prospectus and other documents filed with the SEC by R.R. Donnelley and Courier through the website maintained by the SEC at www.sec.gov. If you wish to request documents, you should do so at least five business days before the Election Deadline. THE PROXY STATEMENT/PROSPECTUS IS DATED [●], 2015, AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE. However, the Proxy Statement/Prospectus incorporates by reference subsequent filings with the SEC by R.R. Donnelley and Courier. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

If you have any questions regarding the election materials, please contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Shareholders Call Toll-Free: (866) 203-9357

Via Email at: CourierCorp@georgeson.com

An Election Form and Letter of Transmittal will be mailed to each shareholder holding Courier common stock as of the record date. It is to be used to make a Cash Election, Stock Election or no election and to surrender share certificate(s). If you also hold shares with a broker, dealer, commercial bank, trust company or other fiduciary, you will receive separate instructions from that broker, dealer, commercial bank, trust company or other fiduciary.

2. What is the Election Form and Letter of Transmittal?

The enclosed Election Form and Letter of Transmittal does two things. First, it lets us know your preferred form of payment for your Courier common shares. Second, it allows you to surrender your share certificate(s) (if applicable) in order to receive payment for the Courier common shares that you own.

3. How do I complete the Election Form and Letter of Transmittal?

The Election Form and Letter of Transmittal is divided into separate sections. Instructions for completing each section are set forth in the Election Form and Letter of Transmittal, where applicable.

When completed, please sign and date the Election Form and Letter of Transmittal and send it to the Exchange Agent in the enclosed envelope along with your share certificate(s) (if applicable) so that you can make your election to receive either (i) cash or (ii) shares of R.R. Donnelley common stock, or make no election with respect thereof. Please see Question 14 for important information concerning the transmittal of your Election Form and Letter of Transmittal to the Exchange Agent. Please note that if your shares are held jointly, signatures of both owners are required.

Consistent with the terms of the Merger Agreement, the Election Form and Letter of Transmittal authorizes the Exchange Agent to take all actions necessary to accomplish the delivery of the shares of R.R. Donnelley common stock and/or cash in exchange for your Courier common stock.

Please return your share certificate(s) (if applicable) along with the Election Form and Letter of Transmittal in the enclosed envelope. Do not sign the back of your share certificate(s), except in those circumstances described in Instruction 7 on the Instruction Letter.

4. How do I make an election if I hold my shares through a broker, dealer, commercial bank, trust company or other fiduciary?

If you hold your Courier common stock through a broker, dealer, commercial bank, trust company or other fiduciary, you should instruct such broker, dealer, commercial bank, trust company or other fiduciary what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company or other fiduciary. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election. Please contact your broker, dealer, commercial bank, trust company or other fiduciary with any questions.

5. When is my Election Form and Letter of Transmittal due?

Your Election Form and Letter of Transmittal and your share certificate(s) (if applicable) must be RECEIVED by the Exchange Agent by the Election Deadline, which will be 5:00 p.m., New York time, on the date that is three business days prior to the effective time of the Merger. Currently, R.R. Donnelley expects the Election Deadline will be [●], 2015. In the event that the expected Election Deadline changes, R.R. Donnelley will announce the revised date in a press release, on its website and in a filing with the SEC. You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (866) 203-9357.

If you hold your shares through a broker, bank, commercial bank, trust company or other fiduciary, you must return your election instructions to them in time for them to respond by the Election Deadline. Please refer to the instructions provided by your broker, bank, commercial bank, trust company or other fiduciary.

6. What if I do not send a form of election or it is not received?

If you do not make a valid election with respect to any Courier common stock you own of record, after completion of the proposed transactions you will receive written instructions from the Exchange Agent on how to exchange your Courier common stock for the merger consideration.

Courier shareholders not making a valid election for any reason will be deemed to have a made a non-election and will have no control over the type of merger consideration that they receive. Instead, their merger consideration will depend on the extent to which the Stock Election is oversubscribed or undersubscribed. You will be deemed to have made a non-election if:

•	You fail to follow the instructions on the “Election Form and Letter of Transmittal” or otherwise fail to properly make an election;

•	A properly completed “Election Form and Letter of Transmittal,” together with your share certificate(s) (if applicable), confirmation of book entry transfer or a properly completed Notice of Guaranteed Delivery, is not received by the Exchange Agent at or before the Election Deadline;

•	You properly and timely revoke a prior election without making a new election; or

•	You check the “No Election” box on the Election Form.

You bear the risk of proper and timely delivery.

7. I have received more than one set of election materials related to the Merger Agreement in connection with the election. Do I need to complete them all?

Yes. If you received more than one set of election materials, this indicates that you own shares in more than one manner or that you own shares in more than one name. For example, you may have shares registered directly with Courier, you may own Courier common stock through a third party, such as a broker, or you may own stock in both a single name and a joint name. Each set of election materials you receive is specific to the manner in which you hold your Courier common stock. Failure to properly complete an Election Form (and Letter of Transmittal, as the case may be) means that no election will be made with respect to Courier common stock to which that Election Form (and Letter of Transmittal, if applicable) applies and you will be deemed to have made a non-election with respect to such Courier common stock.

8. Can I change my election after the Election Form and Letter of Transmittal have been submitted?

Yes. You may revoke your election prior to the Election Deadline by submitting a written notice of revocation to the Exchange Agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the share transfer books of Courier and such other information as the Exchange Agent may request. If you instructed a broker, dealer, commercial bank, trust company or other fiduciary to submit an election for your shares, you must follow the directions of your broker, dealer, commercial bank, trust company or other fiduciary for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice or materials must be received by the Exchange Agent by the Election Deadline in order for the revocation or new election to be valid.

9. Am I guaranteed to receive what I ask for on the Election Form?

No. Your election is subject to proration, adjustment and certain limitations as set forth in the Merger Agreement. Upon completion of the Merger, each share of Courier common stock issued and outstanding immediately prior to the completion of the Merger will be converted into the right to receive, at your election, (i) an amount in cash equal to $23.00, without interest or (ii) 1.3756 shares of R.R. Donnelley common stock, subject to proration so that a total of 8,000,000 shares of R.R. Donnelley common stock will be issued in the Merger. Regardless of how many Courier shareholders elect to receive stock consideration, a total of 5,815,644 Courier common shares will be exchanged for 8,000,000 R.R. Donnelley common shares in the Merger. Assuming that the total number of Courier common shares outstanding and subject to proration as of the effective time of the Merger is 11,359,498, if the holders of 5,815,644 Courier common shares elect to receive stock and the holders of the remaining 5,543,854 Courier common shares elect to receive cash, then no proration will be necessary because exactly 8,000,000 R.R. Donnelley common shares would be issued. Otherwise, the following examples illustrate the mechanics of proration if the R.R. Donnelley common shares are either oversubscribed or undersubscribed to ensure that in either case exactly 8,000,000 R.R. Donnelley common shares will be issued in the Merger:

Oversubscription Example. If in connection with the Merger, Courier shareholders elect to receive, in the aggregate, stock consideration with respect to 8,723,466 shares of Courier common stock (convertible into 12,000,000 shares of R.R. Donnelley common stock), then (x) all holders of Courier shares electing to receive cash and all holders of Courier shares not making an election will have their shares converted into the right to receive the cash consideration and (y) all holders of Courier shares electing to receive R.R. Donnelley common stock will receive the stock consideration with respect to a percentage of such shares determined by the fraction 5,815,644/8,723,466, or 66.67%, and will receive the cash consideration with respect to the remaining 33.33% of their shares of Courier common stock.

Undersubscription Example. If in connection with the Merger, Courier shareholders elect to receive, in the aggregate, stock consideration with respect to 2,907,822 shares of Courier common stock (convertible into 4,000,000 shares of R.R. Donnelley common stock) and cash consideration with respect to 8,451,676 shares of Courier common stock (and no Courier shareholders fail to make an election or make a non-election with respect to their shares), then (x) all holders of Courier shares electing to receive R.R. Donnelley common stock will have their shares converted into the right to receive the stock consideration and (y) all holders of Courier shares electing to receive cash will receive the cash consideration with respect to a percentage of such shares determined by the fraction 5,543,854/8,451,676, or 65.59%, and the stock consideration with respect to the remaining 34.41% of their shares of Courier common stock.

Courier shareholders who fail to make a valid election for any reason will be deemed to have made a non-election and will have no control over the type of merger consideration that they receive with respect to their shares of Courier common stock. The type of merger consideration that these non-election shareholders receive will depend on the extent to which the stock election is oversubscribed or undersubscribed.

There also can be no guarantee as to the value of the merger consideration you receive relative to the value of the Courier common shares you are exchanging. You should obtain current market quotations for R.R. Donnelley common stock and for Courier common stock.

10. Will I receive any fractional shares?

No. No fractional shares of R.R. Donnelley common stock will be issued in connection with the Merger. Instead, you will be entitled to receive cash, without interest, for any fractional share of R.R. Donnelley common stock you might otherwise have been entitled to receive, determined by multiplying (x) the Cash Election price of $23.00 per share by (y) the fraction of a share you would otherwise have been entitled to receive.

11. How long will it take to receive the merger consideration after the Merger is completed?

After the effective time of the Merger, upon the surrender of your share certificate(s) (if applicable) (or effective affidavits of loss in lieu of such share certificate(s)), together with a properly completed

Letter of Transmittal, together with your share certificate(s) (if applicable), confirmation of book entry transfer or a properly completed Notice of Guaranteed Delivery, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, you will receive the cash and/or shares of R.R. Donnelley common stock as soon as practicable from the Exchange Agent.

Shares of R.R. Donnelley common stock will be issued via a Direct Registration System stock distribution statement. You will not receive a share certificate unless requested.

R.R. Donnelley and Courier hope to complete the transactions as soon as reasonably practicable and currently expect the closing to be consummated in the second quarter of 2015. However, the transactions are subject to the satisfaction or waiver of certain conditions, as described in the Merger Agreement, and it is possible that factors outside the control of R.R. Donnelley or Courier could result in the Merger being completed at a later time or not at all. There can be no assurance as to when or if the Merger will close.

12. What if I cannot locate my share certificate(s)?

If any of your certificate(s) representing Courier common shares has been lost, stolen or destroyed, contact Computershare Trust Company, N.A. at (800) 546-5141 before making your election. See Instruction 3 on the Instruction Letter.

13. What are the tax consequences associated with each of the election options?

It is the intention of R.R. Donnelley and Courier that the mergers, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming that such treatment is proper, if you are a holder of Courier common stock you generally will not recognize any gain or loss upon receipt of R.R. Donnelley common stock in exchange for Courier common stock in the merger, but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of R.R. Donnelley common stock. However, tax matters are complicated, and the tax consequences of the mergers to you will depend on your particular facts and circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes. You can also refer to the discussion of certain U.S. federal income tax consequences under the caption “Material United States Federal Income Tax Consequences” in the Proxy Statement/Prospectus.

14. How should I send in my signed documents and share certificates?

An envelope addressed to the Exchange Agent is enclosed with this package. You may use this envelope to return your Election Form and Letter of Transmittal, your share certificate(s) (if applicable) and any additional documentation that may be required to make your election complete. If you do not have the envelope, you may send such materials to:

If delivering by first class mail: Computershare Trust Company, N.A. c/o Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If delivering by certified or overnight mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

If you are mailing share certificate(s), we recommend that they be sent (using the return envelope provided) by registered mail, properly insured, with return receipt requested. You may instead choose to send your documentation to the Exchange Agent by an overnight delivery service, also properly insured. The amount of insurance that may be purchased from overnight delivery services may be greater than the amount that is available if you send the documents by mail. Please do not return any documents to Courier, Merger Sub, Merger LLC, R.R. Donnelley or the Information Agent.

Until your share certificate(s), if applicable, are actually received by the Exchange Agent, delivery is not effected; you will continue to hold title to the certificate(s) and bear the risk of loss.

15. Will there be any fees associated with the exchange of my shares for the merger consideration?

There will not be any fees associated with the exchange, except in certain limited circumstances, unless you need to replace lost, stolen or destroyed share certificate(s) or request a check or certificate representing R.R. Donnelley common stock in a name(s) other than your name.

16. How do I change my address on the Election Form and Letter of Transmittal?

Mark through any incorrect address information that is printed on the front of the Election Form and Letter of Transmittal. Clearly print the correct address in the area beside the printed information. If you would like to receive your payment at a different address from that imprinted on the front of the Election Form and Letter of Transmittal, please contact the Information Agent at (866) 203-9357.

17. What do I do if I want part or all of the merger consideration paid or issued to someone else?

Please contact the Information Agent at (866) 203-9357.

18. Who do I call if I have additional questions?

You may contact the Information Agent at (866) 203-9357.

NOTICE OF GUARANTEED DELIVERY

This form, or a facsimile hereof, must be used in connection with your election if:

1.	The certificate(s) for the common shares of Courier Corporation (“Courier”) is/are not immediately available;

2.	Time will not permit the Election Form and Letter of Transmittal and other required documents to be delivered to the Exchange Agent on or before the Election Deadline; or

3.	The procedures for book entry transfer cannot be completed on a timely basis.

This form and the Election Form and Letter of Transmittal may be delivered by mail or facsimile transmission to the Exchange Agent, and must be received by the Exchange Agent before 5:00 P.M., Eastern time, on the date that is three business days prior to the effective time of R.R. Donnelley’s acquisition of Courier (the “Election Deadline”). Currently, R.R. Donnelley expects the Election Deadline will be [●], 2015. In the event that the expected Election Deadline changes, R.R. Donnelley will announce the revised date in a press release, on its website and in a filing with the Securities and Exchange Commission. You may also obtain up-to-date information regarding the Election Deadline by calling Georgeson Inc., R.R. Donnelley’s information agent (the “Information Agent”), at (866) 203-9357. You are encouraged to return your Election Form and Letter of Transmittal as promptly as practicable.

The Exchange Agent is:

Computershare Trust Company, N.A. and Computershare Inc.

If delivering by first class mail: Computershare Trust Company, N.A. c/o Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If delivering by certified or overnight mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

By facsimile transmission:

For Eligible Institution Only: (617) 360-6810

Telephone For Confirmation Only: (781) 575-2332

(This number is ONLY for confirmation of a fax; for information about the election, please contact the Information Agent, at (866) 203-9357)

Delivery of this form to an address other than as set forth above or transmission via facsimile to a number other than one listed above does not constitute a valid delivery.

The undersigned hereby surrenders to Computershare Trust Company, N.A. and Computershare, Inc., the Exchange Agent, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 5, 2015 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among R.R. Donnelley & Sons Company (“R.R. Donnelley”), Raven Solutions, Inc., Raven Ventures LLC, and Courier, the proxy statement/prospectus, dated [●], 2015 and the related Election Form and Letter of Transmittal, receipt of which are hereby acknowledged, the number of common shares of Courier set forth on the reverse side of this Notice of Guaranteed Delivery.

Number of Shares Surrendered:

For Stock Election (1.3756 shares of R.R. Donnelley common stock):

For Cash Election ($23.00 in cash without interest):

For No Election:

Certificate Number(s) (if available):

☐ Check Box if Shares Will Be Surrendered by Book Entry Transfer

DTC Account Number:

Name(s) of Record Holder(s):

Address:

Telephone Number: ( ) -

Social Security Number or Employer Identification Number:

Dated: , 2015

Signature(s)

GUARANTEE

The undersigned, a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office, branch or agency in the United States, hereby guarantees to deliver to the Exchange Agent certificates representing the shares tendered hereby, in proper form for transfer (or surrender shares pursuant to the procedure for book entry transfer into the Exchange Agent’s account at The Depository Trust Company), together with (i) a properly completed and duly executed Election Form and Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and (ii) any other required document, within three business days after the Election Deadline, which will be 5:00 p.m., New York Time, on the third business day prior to the effective time of R.R. Donnelley’s acquisition of Courier.

Name of Firm:
Address:	(Authorized Signature)
Name:
Title:
	Dated:	, 2015

DO NOT SEND SHARE CERTIFICATE(S) WITH THIS FORM.

SHARE CERTIFICATE(S) MUST BE SENT WITH THE ELECTION FORM AND

LETTER OF TRANSMITTAL.

This form is not to be used to guarantee signatures. If a signature on the Election Form and Letter of Transmittal requires a Medallion Signature Guarantee, such guarantee must appear in the applicable space provided on the Election Form and Letter of Transmittal. If you have any questions or would like to request additional copies of the election materials, please call R.R. Donnelley’s information agent, Georgeson Inc. at (866) 203-9357.